    As filed with the Securities and Exchange Commission on February 16, 2000
                                                       Registration No. 33-95156

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                         POST-EFFECTIVE AMENDMENT NO. 2

                                       to
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                           WOLVERINE ENERGY 1998-1999
                               DEVELOPMENT PROGRAM

Wolverine Energy 1998-1999(A) Development Company, L.L.C., Wolverine Energy 1998-1999(B) Development Company, L.L.C.,
Wolverine Energy 1998-1999(C) Development Company, L.L.C., Wolverine Energy 1998-1999(D) Development Company, L.L.C.,
Wolverine Energy 1998-1999(E) Development Company, L.L.C., Wolverine Energy 1998-1999(F) Development Company, L.L.C.,
Wolverine Energy 1998-1999(G) Development Company, L.L.C., Wolverine Energy 1998-1999(H) Development Company, L.L.C.,
Wolverine Energy 1998-1999(I) Development Company, L.L.C., and Wolverine Energy 1998-1999(J) Development Company, L.L.C.
                         (Exact name of registrants as specified in their Articles of Organization)

              Michigan                                 1311                              To be applied for
   (State or other jurisdiction of         (Primary Standard Industrial        (I.R.S. Employer Identification Nos.)
   incorporation or organization)           Classification Code Number)

                       4660 South Hagadorn Road, Suite 230
                          East Lansing, Michigan 48823
                                 (517) 351-4444
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive offices)

                             Michael D. Ewing, Esq.
                              116 North Clay Street
                            Hinsdale, Illinois 60521
                                 (630) 850-7125
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: X

========================================================================================================================
                                                  CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                                   Proposed         Proposed
                                                  Amount            maximum          maximum          Amount of
              Title of Securities                  to be        offering price      aggregate       registration
               to be registered               registered (1)     per unit (2)  offering price (1)      fee (3)
------------------------------------------------------------------------------------------------------------------------
Membership Interests                             15,000           $1,000          $15,000,000          $5,172.41
========================================================================================================================


(1) This Registration Statement covers all Limited Liability Company Membership Interests that may be acquired by investors, whether as limited liability Interests or as general liability Interests.
(2) Subscriptions will be accepted in the minimum amount of five Interests ($5,000), subject to certain lower requirements for investments by IRAs and Keogh Plans and certain state law requirements.
(3)  Previously paid.

                            ---------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                           WOLVERINE ENERGY 1998-1999
                               DEVELOPMENT PROGRAM

                              CROSS-REFERENCE SHEET
     Cross Reference Sheet Furnished Pursuant to Item 501 of Regulation S-K

Item Number and Caption                                                Heading in Prospectus
-----------------------                                                ---------------------
1.   Forepart of Registration Statement and                           Outside front cover page of Prospectus
     Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover                              Inside front cover page and outside back cover page of
     Pages of Prospectus                                              Prospectus

3.   Summary Information, Risk Factors and                            "Summary of Program," Summary of Tax Considerations,"
     Ratio of Earnings to Fixed Charges                               and "Risk Factors"

4.   Use of Proceeds                                                  "Application of Proceeds"

5.   Determination of Offering Price                                  "Terms of Offering"

6.   Dilution                                                         Not applicable

7.   Selling Security Holders                                         Not applicable

8.   Plan of Distribution                                             "Plan of Distribution" and "Terms of Offering"

9.   Description of Securities to be                                  "Summary of Program," "Investor Interestholder Limited
     Registered                                                       Liability and Potential Liabilities of Participating Investor
                                                                      Interestholders," "Participation in Costs and Revenues" and
                                                                      "Summary of Company Operating Agreement"

10.  Interests of Named Experts and Counsel                           "Legal Opinions" and "Experts"

11.  Information With Respect to the
     Registrants:

     (a)   Description of Business                                    "Summary of Program," "Proposed Activities and Policies"
                                                                      and "Application of Proceeds"

     (b)  Description of Property                                     "Proposed Activities and Policies"

     (c)  Legal Proceedings                                           Not applicable

     (d)  Market Price of and Dividends on                            Not applicable
          the Registrants' Common Equity
          and Related Stockholder Matters

     (e)  Financial Statements                                        Not applicable

     (f)  Selected Financial Data                                     Not applicable

     (g)  Supplementary Financial                                     Not applicable
          Information

     (h)  Management's Discussion and                                 Not applicable
          Analysis of Financial Condition and
          Results of Operations

     (i)  Changes in and Disagreements                                Not applicable
          with Accountants on Accounting
          and Financial Disclosure

     (j)  Directors and Executive Officers                            "Management"

     (k)  Executive Compensation                                      "Management"

     (l)  Security Ownership of Certain                               "Management"
          Beneficial Owners and
          Management

     (m)  Certain Relationships and Related                           "Proposed Activities and Policies," "Application of
          Transactions                                                Proceeds," "Participation in Costs and Revenues,"
                                                                      "Compensation and Reimbursement," "Conflicts of
                                                                      Interest" and "Management"

12.  Disclosure of Commission Position on                             "Management - Fiduciary Obligations and Indemnification"
     Indemnification for Securities Act                               and "Summary of Company Operating Agreement"
     Liabilities

                                SUPPLEMENT NO. 2

                             DATED: JANUARY 3, 2000


                                     TO THE
                                   PROSPECTUS
                            DATED: SEPTEMBER 4, 1998

                                       OF

                 WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM


             ------------------------------------------------------


                            WOLVERINE ENERGY 2000(B)
                           DEVELOPMENT COMPANY, L.L.C.



     Wolverine Energy 2000(B) Development Company, L.L.C. (the "Company") is hereby commencing the offer and sale of membership interests ("Interests") in the Company pursuant to the terms and conditions described in the Prospectus of the Wolverine Energy 1998-1999 Development Program (the "Program") dated as of September 4, 1998 (the "Prospectus"), as amended by this Supplement No. 2 dated January 3, 2000 ("Supplement No. 2"). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus and all of the material terms of the offer and sale of Interests in the Company, the business in which it will engage and the conditions under which it will operate are restated as of the date of this Supplement as if the Company was the Company generically described in the Prospectus, unless modified or otherwise provided or described herein. This Supplement No. 2 amends and restates any and all prior Supplements to the Prospectus in their entirety. All prior Supplements, as of the date hereof, have been superseded by this Supplement No. 2 and may not be relied upon by any person. All terms, provisions or descriptions of any nature appearing herein shall supersede and control any inconsistent or conflicting terms, provisions or descriptions appearing in the Prospectus or any prior Supplement thereto.


THE COMPANY

     The Company will be activated upon the first closing of the sale of Interests pursuant to this Supplement and the Prospectus pursuant to the terms described in the Prospectus under the caption "Terms of the Offering." The Company will not have significant assets or have engaged in any operations as of that date. Upon the closing of the sale of Interests and the activation of the Company, substantially all of its net proceeds remaining from the sale of Interests after payment of organizational and offering costs, including the Management Fee to the Manager, shall be used to acquire working interests in the Properties described below and to pay certain fees and expenses to the Manager and its affiliates, among others. See "Compensation and Reimbursement" in the Prospectus for more information with respect to the application of the proceeds of the sales of Interests by the Company.

TERMS OF THE OFFERING

     The Interests will be offered and sold commencing on the date of this Supplement No. 2 pursuant to the terms of the offering of Interests by the Program described under the caption "Terms of Offering" and "Plan of Distribution" in the Prospectus, as modified herein. The offering of Interests of the Company commenced on the date of this Supplement No. 2. If at least $1,000,000 of Interests have been sold, the Manager may, in its discretion, terminate this

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000



offering at any time thereafter; provided, however, that not more than 15,000 Interests, in the aggregate, may be sold in this offering pursuant to this Supplement No. 2. If fewer than $1,000,000 of Interests have been sold, this offering shall terminate 90 days following the date of this Supplement No. 2. The primary object of the Manager in limiting the duration of the offering period and the number of Interests sold will be to minimize the period during which subscription payments are held in cash prior to investment in working interests. Therefore, the Manager anticipates that the maximum offering period will be 180 days and the maximum number of Interests sold will be $5,000,000. In all events, this offering shall terminate not later than December 31, 2000.


PRIOR COMPANIES' OFFERING HISTORY


     The Company is the second Company in the Program to offer and sell Interests. Wolverine Energy 1998- 1999(A) Development Company, L.L.C. (the "Previous Company") completed its offering of Interests on December 31, 1999, having commenced such offering on the date of the Prospectus. The Previous Company had accepted subscriptions for $2,890,592 of Interests as of the closing date. The Previous Company has admitted all such subscribers as Interestholders as of the closing date; the Previous Company has terminated all selling efforts with respect to Interests and will not accept any further subscriptions therefor.


PRIOR COMPANIES' OPERATING HISTORY


     The Company is the second Company in the Program to have raised capital. The Previous Company has acquired or agreed to acquire and develop working interests in natural gas properties within the Independence prospect (the "Prospect") located in the Cherokee Basin in Montgomery County, Kansas. The Company will acquire, develop, drill, complete and equip up to approximately 34 net wells in the Prospect (the "Project").


     The Prospect is under development by Kansas Operating Company, L.L.C. (the "Operator"), Independence, Kansas, and is located within the Operational Area. The Operator is owned 50% by the Manager and 50% by an unaffiliated gas project development company. The Operator will, in turn, subcontract substantially all of its administrative and operational obligations to Federated Oil & Gas Properties, Inc., an affiliate of the Manager (see "Management Additions and New Operating Alliance of Manager" herein), and Black Rain Energy, an unaffiliated gas well management company in Kansas. The Project will consist of the Previous Company's percentage working interest in wells to be drilled, completed and equipped for production on the Prospect. The Prospect has been assembled by the Operator from working interests in such properties held by parties which are unaffiliated with the Operator or the Manager or their respective affiliates. The Project encompasses the right to re-enter and re-complete wells which have been shut-in after having previously been drilled and completed by unaffiliated parties. In addition to the wells that will constitute the Project, the Operator also holds the rights to re-enter and re-complete additional wells in the Prospect. The Manager, as a co-operator party to the Operating Agreement with respect to the Prospect, has the right to participate directly and indirectly in the development of the remainder of the wells on the Prospect that will not be a part of the Project and anticipates that it may form additional investment programs, including entities similar to the Program or any Company, to acquire and develop the working interests in prospects corresponding to such wells.

     Operational Area. The Company expects to focus its investment efforts on working interests in natural gas well development projects located within the known or highly-likely extent of the gas-bearing coalbed methane formations in Montgomery County, Kansas. The Manager believes that the coalbed methane formations in the Prospect have a high potential to produce gas in commercial quantities. All of the recent prior gas development activity of the Manager and its affiliates, other than the investment of the Previous Company in coalbed methane formations in the Prospect, has been focused on the Antrim shale formation. Information with respect to the experience of the Manager and its

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000


affiliates in Antrim gas development projects in the Operational Area is provided in "Prior Activities" herein.

PRIOR ACTIVITIES OF THE MANAGER AND AFFILIATES

     Information with respect to the activities of the Prior Antrim Partnerships through December 31, 1998, is attached hereto as Exhibit I.

MANAGER'S FINANCIAL STATEMENTS

     Audited financial statements of the Manager as of December 31, 1998, and unaudited financial statements of the Manager as of June 30, 1999, are attached hereto.

MANAGEMENT ADDITIONS AND NEW OPERATING ALLIANCE OF MANAGER

     Joseph Kostrzewa joined the Manager as President and chief operating officer, effective as of March 1, 1999. In addition, an operating alliance between the Manager and Federated Oil & Gas Properties, Inc. ("Federated"), was established at that time. Federated is owned by Kostrzewa, where he remains as chairman. Federated operates Niagaran, Antrim and Richfield wells throughout Michigan and acts as agent and general partner for various entities.

     Mr. Kostrzewa started his career in 1965 in public accounting, working for Arthur Andersen in their Chicago and Detroit offices, where he specialized in corporate taxes, including mergers and acquisitions. In 1972, he joined BDO Seidman in Traverse City, where he was the partner in charge of the office. In 1976, he joined the Preston Brothers of The Woodlands, Texas as executive vice-president of their oil and gas exploration company (Traverse Corp.) in Traverse City, Michigan. Upon the successful sale of the Traverse Corp. assets to Total Petroleum in 1980, Mr. Kostrzewa started Traverse Oil Company. Traverse Oil merged with Federated Development Corp. a Pittsburgh based oil and gas investment company in 1983. The merged company was taken public and Mr. Kostrzewa served as its chairman until its sale to Adobe Oil and Gas Corp. in 1988. He then formed Federated, a private company, which he has owned and operated since.

     Mr. Kostrzewa is a CPA and a member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants. He serves on the board of the Michigan Oil & Gas Association and has for the last 12 years. He is vice-chairman of the Board of Trustees of Munson Medical Center, serves on the board of Wright K Technology; is a trustee of the National Cherry Festival and is a board member of the foundation of Northwestern Michigan College.

     The Manager has opened an administrative and field office in Traverse City, Michigan. This office, working through the alliance with Federated, will be responsible for all accounting and field operations and will work directly with current project operators. The existing East Lansing office will focus primarily on all fund raising activities, including broker-dealer relations, investor reporting and other related matters.

DIRECT COSTS REIMBURSEMENT

     The Company will not reimburse the Manager or any of its affiliates for the fair market value of services rendered to the Company which do not constitute customary, routine or recurring administrative tasks in the Company's day-to-day business and which are commonly understood to be outside of the duties of the Manager as managing member of the Company. "Direct costs" which are the subject of reimbursement by the Company to the Manager will be limited services rendered to or for the benefit of the Company by vendors who or which are not affiliated with the Manager

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000


only. The description of "direct costs" which appears in the Prospectus at pages 16, 18, 63, 67, 69-70, 129, COA-5 and COA- 20 is hereby amended and restated in their entirety to conform to the description of such matters herein.

MEETINGS OF MEMBERS

     Section 15.2 of the form of Company Operating Agreement is hereby amended to provide that the holders of more than 10% in interest of the Investor Interestholders may request that a meeting of Investor Interestholders be held to conduct a vote on a matter as to which Investor Interestholders have voting rights, and that upon receipt of such request, that Manager is required to call such a meeting. Section 15.2 of the form of Company Operating Agreement found on page COA-31 of the Prospectus is intended to conform to the description of such matters appearing on page 19 of the Prospectus. Further, the Manager will not vote any Interests which it or its affiliates acquire in order for a Company to obtain subscriptions for the Minimum Amount at any such meeting.

FARMOUTS

     The Program will not engage in any farmout transactions with the Manager or any affiliate of the Manager which involves any property in which the Program has a working or any other interest, notwithstanding language to the contrary found on page 73 of the Prospectus.

MINIMUM AMOUNT OF INTERESTS


     The Minimum Amount of Interests to be sold prior to the formation of a Company will be $1,000,000, rather than $300,000 as provided in the Prospectus.


MICHIGAN RESIDENTS ONLY

     Michigan residents will be required to comply with the following suitability standards prior to subscribing for Interests:

     All Michigan residents must have a minimum net worth of $225,000 without regard to an investment in Interests, and a minimum annual gross income of $100,000 for the current year and for the immediate two previous years, evidenced by information provided in the Subscription Agreement; or a minimum net worth in excess of $750,000, inclusive of home, home furnishings and automobiles, also evidenced by information provided in the Subscription Agreement.

     Michigan residents who elect Participating Investor Interestholder status must have a minimum net worth of $600,000 without regard to investment in Interests, and a minimum annual gross income of $250,000 for the current year and for the immediate two previous years, evidenced by information provided in the Subscription Agreement; of a minimum net worth in excess of $1,000,000, inclusive of home, home furnishings and automobiles, evidenced by information provided in the Subscription Agreement.

     All Michigan residents must represent in the Subscription Agreement that they have had prior investment experience or have consulted a financial adviser or certified public accountant prior to investing.

     MICHIGAN INVESTORS: PLEASE NOTE that investor suitability differs for Michigan residents seeking to elect the tax benefits available with Participating Investor Interestholder status and those who do not. See the modified Michigan suitability standards above. FURTHER NOTE that electing Participating Investor

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000


     Interestholder status subjects the investor to unlimited personal liability in the event that the Manager does not have adequate insurance or assets to appropriately settle any disputes that may arise during its operations or otherwise.


PLAN OF DISTRIBUTION

     Escrowed funds will not be invested in loans to the Manager and its affiliates and will only be invested in instruments permitted under applicable SEC rules.

CONSENT ORDER

     The Manager has entered into a consent order with the Michigan Department of Consumer and Industry Services, Corporation, Securities and Land Development Bureau, Securities Division, pursuant to which it neither admitted nor denied guilt in connection with unregistered sales of Interests to Michigan residents and agreed to comply with Michigan law in respect to the offer and sales of securities to Michigan residents.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion should be read in conjunction with the financial statements, accompanying notes and supplemental information attached hereto.

Year Ended December 31, 1998
----------------------------

     Results of Operations

     Net income for 1998 was $(28,433), compared with $452,656 in 1997. The primary factor affecting the year-to-year decrease in net income was the decrease in turnkey revenue from $6,333,944 to $5,987,964, a decrease of $345,980, or 5.5%, which resulted in a decrease in turnkey gross profits of from $1,151,339 in 1997 to $857,727 in 1998, a difference of $293,612 or 25.5%. Also contributing was the $25,634, or 7.1% decrease in management fee revenue from $362,832 to $337,198 and the increase in other income from $149,124 to $235,669, a $86,545 increase.

     The decreased earnings in 1998 were primarily driven by a shift by the Manager in the proportion of affiliated natural gas investment vehicles which acquired working interests on a turnkey basis as opposed to those which acquired such interests on a promoted basis. This shift in fund-raising allocations was, in turn, partially a product of lower natural gas prices and an increase in worldwide natural gas production and difficulties experienced by affiliated natural gas investment vehicles in obtaining regulatory approval to conduct offerings of equity interests in such vehicles. These results, as well as lagging efficiency improvements throughout the organization, produced decreased operating profits from turnkey drilling contracts and management fees in 1998 over 1997.

     Total capital raised by affiliated natural gas investment entities increased from $6,789,374 in 1997 to $6,920,319 in 1998, an increase of $130,945 or 1.9 percent. The natural gas investment programs organized by the Manager have not begun to generate sufficient gas production to result in meaningful levels of distributions of operating profits to have been made to the Manager. Therefore, the Manager has not recognized a meaningful level of operating profits from its interests in such programs, partially as a result of the lower level of prices for natural gas which have prevailed over the last two years compared with the prior years.

     Total turnkey expenses and related costs decreased 1.0% percent from 1997, while corresponding turnkey revenues

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000


decreased 5.5 percent, causing a decrease in turnkey profit margin from 18.2 percent to 14.3 percent. General and administrative expenses for 1998 increased by 19.5 percent, reflecting the higher level of capital raising activity at the affiliated natural gas investment programs in 1998 over 1997 and the cumulative effect on the level of administrative expenses of the addition of new capital in 1998 to the capital already under management at the end of 1997 without reduction for return of capital to investors. Depreciation and amortization expense decreased from $19,316 to $5,970 compared with 1997. Interest expense increased $63,390 in 1998, from $77,901 to $141,291 (all of which was paid), reflecting higher average borrowings outstanding during 1998.

     Liquidity and Capital Resources

     In 1998, cash flow from operating activities amounted to $(1,095,964), compared with $1,332,275 in 1997. Total short- and long-term debt, including amounts outstanding under the Manager's line of credit, trade payables, amounts due to operators and related parties and other accounts payable, was $2,497,369 at year end 1998, compared with $2,862,545 at year-end 1997. Debt as a percent of debt-plus-equity was 78.1 percent at December 31, 1998, down from 90.3 percent at year-end 1997.

     Working capital was $(179,195) at year-end 1998, compared with $(1,049,598) at year-end 1997. At year-end 1998, the Managers's current ratio was 0.91 to 1. Cash Distributions paid in 1998 totaled $1,552,732, compared to $483,954 in 1997, while member contributions were $1,981,219 in 1998 and $0 in 1997. The Manager has a line of credit with Franklin Bank, Southfield, Michigan in the current amount of $325,000, all of which is currently outstanding. The Manager also has outstanding long-term debt totaling $731,347, of which $105,000 is due within one year and the balance matures at various times through April 2003. This debt bears interest at rates varying from 9.25% to 17.75%, based upon current levels of the prime interest rate.

     Working Interests Held for Sale and Capital Expenditures

     Inasmuch as the Manager engages in the raising of capital for investment in natural gas development, it has not engaged directly in capital investment in natural gas development or production activities, except with respect to the portion of the capital invested in such activities which the Manager provides from its own capital and for its own account. Insofar as the Manager incurs contingent liability for turnkey development of natural gas development projects if development costs exceed budgeted costs by more than the anticipated turnkey profit to the Manager, it may be required to make a capital investment in such project(s) in the amount of such excess, though such investment is not anticipated. As such, the Manager has not made a capital investment in any natural gas development project in excess of its capital contribution as Manager of the affiliated investment vehicle, which amount totaled $279,053 in 1998. The Manager has received distributions and accrued unrealized losses with respect to these interests and has a net recorded capital contribution of $1,154,458. The Manager anticipates that it will make similar investments in affiliated natural gas investment vehicles in 1999 and does not anticipate, nor has it provided for, making any investment as a result of actual development expenses of such a project exceeding budgeted costs by more than the anticipated turnkey profit to the Manager.

     The Manager does, however, utilize its capital to acquire working interests for subsequent resale to affiliated investment vehicles. The amount of working interests held for sale was $1,458,167 at December 31, 1997 and $877,580 at December 31, 1998. These amounts consist of actual land costs and estimated development, drilling and completion expenses for working interests in wells held by the Manager and anticipated to be sold to one or more affiliated investment vehicles pursuant to a turnkey drilling contract. The decrease in these amounts from 1997 to 1998 reflects decreases in the Manager's level of business activity with respect to affiliated investment entities which designate the working interests in which they will invest prior to raising capital from investors and corresponding increase in activities

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000


related to affiliated investment entities which do not designate the working interests in which they will invest until after capital has been raised from investors, and differences related to the timing of the sale of such interests to affiliated investment vehicles.

     It is anticipated that the Manager's 1999 internal capital expenditures budget will be financed primarily by funds generated internally and through borrowings from unaffiliated lenders. Amounts payable by the Manager to make its scheduled capital contribution to affiliated natural gas investment programs will likewise be financed internally by the Manager. The Manager anticipates that it will make payments for natural gas project development costs from turnkey payments from the affected affiliated natural gas investment program. To the extent that such payments exceed anticipated amounts, the Manager may finance them from internally generated capital or from borrowings under its lines of credit. The planned expenditure level is subject to adjustment as dictated by changing economic conditions and the success of the affiliated natural gas investment vehicles in raising capital in 1999. The Manager does not anticipate raising additional capital for its own account for the next twelve months or for the foreseeable future beyond that time frame.

     Environmental protection and remediation costs.

     The Manager maintains insurance coverage for environmental pollution resulting from the sudden or accidental release of pollutants. Various deductibles per occurrence could apply, depending on the type of incident involved. Coverage for other types of environmental obligations is not generally provided, except when required by regulation or contract. The financial statements do not reflect any significant recovery from claims under prior or current insurance coverage. The Manager has not provided in its accounts for any future costs of environmental pollution or environmental remediation obligations. Such costs, if any, in excess of applicable insurance coverage cannot reasonably be estimated at this time due to uncertainty of timing, the magnitude of contamination, future technology for prevention and remediation, regulatory changes and other factors. Although such future costs could be significant, they are not expected to be material in relation to the Manager's liquidity or financial position.

Six Months Ended June 30, 1999
------------------------------

     Results of Operations

     Net income for the first six months of 1999 was $(523,312), compared with $(286,480) in the comparable period of 1998. These losses reflect the seasonality of the Manager's business which sees a majority of profits earned in the second half of the year, as investors' year-end tax motivated investing occurs and turnkey drilling activity increases. The primary factor affecting the year-to-year 82.7% increase in net loss for the comparable six-month periods was the decrease in turnkey revenues from $1,098,989 to $904,992, a decrease of $193,997, which nonetheless resulted in an increase in turnkey gross profits from $153,810 in 1998 to $256,022 in 1999, a difference of $102,212 or 66.5%.
Also having an impact on profitability was the $221,581 or 38.4% increase in general and administrative expense from $577,099 to $798,680 and the decrease in other income from $73,783 to $6,222 for the corresponding periods.

     Management anticipates that its earnings for the full year 1999 will be primarily driven by the ability of affiliated natural gas investment vehicles to raise capital from investors. This activity is highly seasonal and, therefore, as has customarily been the case, the overwhelming majority of capital raised by such entities is likely to be realized in the last six months of 1999. The fund-raising capability of the Manager, in turn, will depend in part upon the level of natural gas prices and production globally. Thus, management does not believe that the level of earnings of the Manager through the first six months of 1999 is indicative of the likely level of earnings for the entire year. The natural gas investment programs organized by the Manager have not begun to generate sufficient gas production to result in

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000



meaningful levels of distributions of operating profits to have been made to the Manger. Therefore, the Manager has not recognized a meaningful level of operating profits from its interests in such programs which would contribute to a more stable and predictable level of earnings.

     Total turnkey expenses and related costs decreased 31.3 percent for the first six months of 1999 as compared with the corresponding period in 1998, while corresponding turnkey revenues decreased 17.7 percent, causing a increase in turnkey profit margin from 14.0 percent to 28.3 percent. General and administrative expenses for the six months ended June 30, 1999, increased by
38.4 percent, natural gas investment program in the first six months of the 1999 over the corresponding period in 1998 and the cumulative effect on the level administrative expenses of the addition of new capital in 1999 to the capital already under management at the end of 1998 without reduction for return of capital to investors.

     Liquidity and Capital Resources

     In the first six months of 1999, cash flow from operating activities amounted to $88,042, compared with $48,448 for the equivalent period in 1998. Total short- and long-term debt, including amounts outstanding under the Manager's line of credit, trade payables, amount due to operators and related parties and other accounts payable, was $2,272,354 at June 30, 1999, compared with $3,594,958 at June 30, 1998. Debt as a percent of debt-plus-equity was 93.4 percent at June 30, 1999, down from 99.4 percent at year-end 1998.

     Working capital was $(1,118,061) at June 30, 1999, compared with $(950,367) at the corresponding point in June, 1998. At June 30, 1999, the Manager's current ration was .41 to 1. At June 30, 1999, the Manager had long-term debt, including the current portion, of $691,414, of which $305,067 was due within one year and the balance matures at various times through April 2003, compared with $746,924 of long-term debt at June 30, 1998. This debt bears interest at rates varying from 9.75% to 18.25%, based upon current levels of the prime interest rate.

      The Manager has a line of credit with Franklin Bank, Southfield, Michigan in the current amount of $325,000; at June 30, 1999, that line of credit was fully drawn and no further borrowings were available to the Manager thereunder.

     Working Interests Held For Sale and Capital Expenditures

     Inasmuch as the Manager engages in the raising of capital for investment in natural gas development, it has not engaged directly in capital investment in natural gas development of production activities, except with respect to the portion of the capital invested in such activities which the Manger provides from its own capital and for its own \account. Insofar as the Manager incurs contingent liability for turnkey development of natural gas development projects if development costs exceed budgeted costs by more than the anticipated turnkey profit to the Manager, it may be required to make a capital investment in such project(s) in the amount of such excess, though such investment is not anticipated. As such, the Manager has not made a capital investment in any natural gas development project in excess of its capital contribution as Manager of the affiliated investment vehicle, which amount totaled $36,150 in the first six months of 1999. The Manager has received distributions and accrued unrealized losses with respect to these interests, leaving a net recorded capital contribution of $1,152,094. The Manager anticipates that it will make similar investments in affiliated natural gas investment vehicles in 1999 as it did in 1998 and does not anticipate, nor has if provided for, making any investment as a result of actual development expenses of such a project exceeding budgeted costs by more than the anticipated turnkey profit to the Manager.

     The Manager does, however, utilize its capital to acquire working interests for subsequent resale to affiliated

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000


investment vehicles. The amount of working interests held for sale was $246,258 at June 30, 1999, and $998,697 at June 30, 1998. These amounts consist of actual land costs and estimated development, drilling and completion expenses for working interests in wells held by the Manager and anticipated to be sold to one or more affiliated investment vehicles pursuant to a turnkey drilling contract. The decrease in these amounts from June 30, 1998, to June 30, 1999 reflects decreases in the Manager's level of business activity with respect to affiliated investment entities which designate the working interests in which they will invest prior to raising capital from investors and corresponding increase in activities related to affiliated investment entities which do not designate the working interests in which they will invest until after capital has been raised from investors, and differences related to the timing of the sale of such interests to affiliated investment vehicles. The Manager does not anticipate that any of the working interests held for sale by the Manager at June 30, 1999, will be available for purchase by the Company.

     It is anticipated that the balance of the Manager's 1999 internal capital expenditures budget will be financed primarily by funds generated internally and through borrowings under the Manager's line of credit. Amounts payable by the Manager to make its scheduled capital contribution to affiliated natural gas investment programs will likewise be financed internally by the Manger. The Manager anticipates that it will make payments for natural gas project development costs from turnkey payments from the affected affiliated natural gas investment programs. To the extent that such payments exceed anticipated amounts, the Manager may finance them from internally generated capital or form borrowing under its line of credit. The planned expenditure level is subject to adjustments as dictated by changing economic conditions and the success of the affiliated natural gas investment vehicles in raising capital in the last three months of 1999. The Manager does not anticipate raising addition capital for its own account for the next twelve months or for the foreseeable future beyond that time frame.

Forward-looking Statement
-------------------------

     Statements in this prospectus that are not historical facts, including statements in Management's Discussion and Analysis under the heading "Plan of Operations" and other statements about industry and company growth, estimates of expenditures and savings, and other trend projections are forward looking statements. These statements are based on current expectations and involve risk and uncertainties. Actual future results or trends may differ materially depending on a variety of factors. These include specific factors identified in the discussion accompanying such forward looking statements, industry product supply and pricing, political stability and economic growth in relevant areas of the world, the Manager's successful execution of its internal performance plans, successful partnering, actions of competitors, natural disasters, and other changes to business conditions.

PRIOR ACTIVITIES

     The Prior Antrim Programs have generated the following approximate annual returns on investment (ROIs) for their respective investors on a cash and after-tax basis for the period commencing on the respective dates of commencement of operations (NOT of the offering of interests to investors) through December 31, 1998:


                                                         YEARS IN          ANNUAL         ANNUAL ROI
PROGRAM                                                  OPERATION       ROI (CASH)       (AFTER-TAX)
Wolverine Chester North Antrim Drilling Program #1         9.75            11.6%             29.3%
Wolverine Chester North Antrim Drilling Program #2         8.75             9.9%             30.3%
Wolverine Chester North Antrim Drilling Program #3         7.50             5.3%             24.5%

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000


Wolverine Chester North Antrim Drilling Program #4                         7.75            10.2%             32.3%
Wolverine Otsego County Antrim Drilling Program #5                         7.50             9.1%             32.0%
Wolverine Charlton North Antrim Drilling Program #6                        7.25             8.6%             30.2%
Wolverine Antrim Development Program #7                                    7.75             8.5%             28.9%
Wolverine Otsego County Antrim Development Program #8                      7.25             6.8%             25.4%
Wolverine Antrim Development Program #11                                   7.00             4.7%            22.58%
Wolverine Antrim Development Program #14                                   7.00             2.9%             16.1%
Wolverine Antrim Development Program #15-1991                              6.50             3.7%             18.1%
Wolverine Antrim Development Program #15-1992                              6.00             6.0%             22.5%
Wolverine Antrim Development Program #16                                   6.00             5.6%             22.8%
Wolverine Antrim Development Program #17                                   6.00             3.0%              8.3%
Wolverine Antrim Development Trust #18                                     5.25             3.6%             14.3%
Wolverine Antrim Development Trust #19                                     5.00             4.1%             15.8%
Wolverine Antrim Development Trust #20                                     4.00             .65%             20.6%
Wolverine Antrim Development Trust #21                                     4.00             5.9%             21.0%
Wolverine Antrim Development Trust #22                                     3.00             9.6%             29.0%
Wolverine Antrim Development Trust 1995                                    3.00             3.2%             18.1%
Wolverine Antrim Development 1996-1, L.L.C.                                2.50             5.1%             21.5%
Wolverine Antrim Development 1996-2, L.L.C.                                1.50             2.4%             25.3%
Wolverine Antrim Development 1997-1, L.L.C.                                1.25             2.3%             30.3%
Wolverine Antrim Development 1997-2, L.L.C.                                1.00             2.0%             37.9%
Wolverine Antrim Development 1998-1, L.L.C.                                0.25             0.0%            137.1%

     The column headed "Annual ROI (cash)" reflects the average annual rate of return to investors from cash distributions only, expressed as a percentage of their initial investment in the respective Prior Antrim Program. Prospective investors in Investor Interests should note that the largest cash component of return on investment in natural gas investment programs like the Prior Antrim Programs are distributions in later years (after the costs of development, drilling and completion of wells is completed and all capital acquisitions have been amortized and the wells are producing at maximum volume over an extended period).

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000


     The column headed "Annual ROI (after-tax)" reflects the average annual rate of return to investors from (i) cash distributions, and (ii) the federal income tax effects of allocations of program income, loss, gain, credit and deductions to such investors from the program, combined and expressed as a percentage of their initial investment in the respective Prior Antrim Program. The increase in rate of return from the "Annual ROI (cash)" to the "Annual ROI (after-tax)" column for each program reflects the cumulative effects of, inter alia, (i) intangible drilling and development expenses of wells and other deductible items and, (ii) with respect to Prior Antrim Programs through Wolverine Antrim Development Trust #17, federal income tax credits under ss.29 of the Internal Revenue Code of 1986, as amended, allocated to investors with respect to working interests in natural gas wells invested in by such programs. Because the level of deductible intangible drilling and development expenses is highest in the initial stages of any Prior Antrim Program, the differences in rates of return between the "Annual ROI (cash)" and the "Annual ROI (after-tax)" column for each Prior Antrim Program is greatest in the more recent programs and less in programs of longer duration.

PRIOR ACTIVITIES SCHEDULES

     Attached hereto are revised schedules which reflect the activities of the Prior Antrim Programs through December 31, 1998. These schedules are qualitatively identical to the corresponding schedules appearing in the Prospectus for the period ending December 31, 1997. A description of the schedules can be found in the Prospectus under the caption "Summary Description of Prior Activities Schedules" on page 79 thereof.

TAX ASPECTS

     The following discussion supplements the section titled "Tax Aspects" contained in the Prospectus and should be reviewed in conjunction therewith. Terms capitalized herein which are not otherwise defined shall have the same meaning as capitalized terms in the "Tax Aspects" section of the Prospectus.

     There can be no assurance that any of the tax consequences which are described herein or in the Prospectus, or which a prospective Investor Interestholder in the Company may contemplate, will be available. In addition, no assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which would significantly modify the statements expressed both herein and in the Prospectus. In some instances, these changes could have substantial effect on the tax aspects on an investment in the Company. Any future legislative changes may or may not be retroactive with respect to transactions prior to the effective date of such changes. Bills have been introduced in Congress in the past and may be introduced in the future which, if enacted, would adversely effect some of the tax consequences presently anticipated from an investment in the Company. EACH PROSPECTIVE INVESTOR INTERESTHOLDER IS THEREFORE URGED TO CONSULT HIS/HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES ARISING FROM AN INVESTMENT IN THE COMPANY.

     Publicly Traded Partnerships

     If a partnership's securities are actively traded on an established securities market or on a secondary market (or the substantial equivalent thereof), it will be treated as "publicly traded," and taxed as a corporation. The Prospectus details various exceptions to the Company's treatment as a publicly traded partnership (see "Tax Aspects - Classification as to Partnership
- Publicly Traded Partnerships"). In addition to those exceptions, Code Section 7704(c) also provides that 90% or more of a partnership's gross income constitutes "qualifying income," then such partnership will not be treated as "publicly traded," notwithstanding whether it qualifies for any other exception. The term "qualifying income" includes "income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil or gas products thereof) or the marketing of any mineral or natural resource (including fertilizer, geothermal energy and timber)." In Ltr. Rul. 199904025 (11/02/98), the Service

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000



further defined the meaning of "qualifying income." The letter ruling confirms that the type of activities contemplated by the Company will generate "qualifying income," however income from the transportation of oil or gas other than by pipeline (i.e. by truck or rail) will not constitute "qualifying income." It is not anticipated that the Company will transport a substantial portion of the natural gas it produces by other than pipeline. Accordingly, while there can be no assurances that the Company will meet the "90% of qualifying income" exception from being treated as a publicly traded partnership, the activities of the partnership should generate gross income which substantially constitutes "qualifying income." Accordingly, even if the Company's Interests are deemed to be traded on the secondary market (or substantial equivalent thereof), the Company would not likely be treated as a publicly traded partnership.

     Allocations

     In Ltr. Rul. 9829045 (4/21/98) the Service analyzed the allocations of profit and loss of a limited partnership formed to operate oil and gas properties within a defined geographical area. The limited partnership agreement of the partnership in the letter ruling provided for allocations of profit and loss in a manner substantially similar to the Company's allocations of profit and loss, especially with respect to the allocations relating to basis of oil and gas properties for purposes of the depletion allowance. The letter ruling concluded that these allocations had substantial economic effect pursuant to Code Section 704. In particular, the letter ruling determined that the allocations met the "substantiality test" and as there was not a substantial likelihood that allocations of deduction and loss would be offset by allocations of income and gain. In making this determination, the letter ruling confirmed the discussion in the Prospectus that the fair market value of partnership property is assumed to be its book value, that is, depreciation and depletion expenses are presumed, for purposes of the "substantiality test," to reduce the fair market value of the property. The letter ruling concluded that: (i) given the speculative nature of the partnership's oil and gas exploration activities, and (ii) the fair market value of the property has been reduced for purposes of the Code Section 704 regulations, there cannot be a strong likelihood that a current allocation of income or loss or deduction will be offset by an allocation of gain in the future.

     This letter ruling supports the analysis contained in the Prospectus and the opinion of Special Tax Counsel with respect to the Company's allocations of profit and loss contained in "Tax Aspects - Allocations."

     Alternative Minimum Tax

     The discussion contained in the Prospectus captioned "Tax Aspects - Alternative Minimum Tax" is deleted in its entirety and replaced with the following section:

     The Code imposes an alternative minimum tax ("AMT") in order to assure that taxpayers may not reduce their tax below minimum levels through certain "tax preference items." In general, the alternative minimum tax liability of a non-corporate taxpayer is calculated by determining AMT income ("AMTI"), which is arrived at by (i) adding together the taxpayer's adjusted gross income and the taxpayer's tax preference items, (ii) adding and subtracting certain other specified items, and (iii) then subtracting the applicable exemption amount of $33,750 for single taxpayers or $45,000 for married taxpayers filing joint returns, or $22,250 for estates, trusts and married taxpayers filing separate returns. The alternative minimum tax is 26% of AMTI up to $175,000 and 28% of AMTI over $175,000. The taxpayer must then pay the greater of the AMT or the regular income tax. Generally, tax credits are not allowable against the AMT, except the foreign tax credit. Under the Code, the $45,000 exemption ($33,750 for single taxpayers and $22,250 for estates, trusts and married taxpayers filing separately) is phased out where AMTI exceeds $150,000 ($112,500 for single persons and $75,000 for estates, trusts and married persons filing separately).

     Among the tax preference items that could result from investing the Company and which would be included in

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000



determining AMTI are the following:

          Depletion. The excess of the depletion deduction allowable over the adjusted basis of the property at the end of the year, disregarding the current year's depletion deduction, is an item of tax preference. This excess is computed on each separate "property" as defined for depletion purposes. Accordingly, basis in one property will not reduce excess depletion in connection with another. The preference is measured on a cumulative basis. Depletion will not be considered an item of tax preference until the total depletion deductions have exceeded the adjusted basis of the property. Then, the entire amount of the percentage depletion in excess of that basis will be considered an item of tax preference. This item of tax preference does not apply to taxpayers other than integrated oil companies, that is, it does not apply to independent producers of oil or gas. With respect to natural gas, an independent producer is defined as a producer whose average daily production of domestic natural gas does not exceed the taxpayer's "depletable natural gas quantity." Average daily production is defined as determined by dividing the taxpayer's aggregate production of domestic crude oil or natural gas in the taxable year by the number of days in such taxable year. For natural gas production, the depletable natural gas quantity for any taxpayer for each such year shall be equal to 6,000 cubic feet multiplied by the number of barrels of the taxpayer's depletable oil quantity which the taxpayer elects to have applied. The taxpayer's depletable oil quantity for any taxable year shall be reduced by the number of barrels with respect to the election described herein. The Company will supply the Investor Interestholders with information with respect to the independent producer exemption annually.

          Intangible Drilling Costs. The amount by which an integrated oil company's IDCs exceeds 65% of the net income from oil, gas and geothermal properties is treated as a preference item pursuant to Code Section 57(a)(2). Independent oil and gas producers and royalty owners are not subject to this preference item provided, however, their AMTI may not be reduced by more than 40% of the AMTI that would otherwise be determined if they were subject to the IDC preference and did not compute an AMTI operating loss deduction. The definition of an independent producer is the same as in "Depletion" above.

          Depreciation. An adjustment may increase or decrease AMTI is depreciation is attributable to personal property that differs from the amount available under the 150% of declining balance method.

          Tax Credits. Generally, tax credits other than the foreign tax credit are not allowable against the alternative minimum tax. Thus, the Section 29 Credit for production of fuel from a non-conventional source is allowed only to the extent that the taxpayer's regular income tax exceeds his/her alternative minimum tax. Any Section 29 Credit which is disallowed as a result of this limitation however may be carried forward as a credit in future years against the excess of the regular tax or the AMT.

The applicability of the AMT must be determined by each individual Investor Interestholder based upon the operations of the Company and his/her personal tax situation. Due to the inherently factual nature of the application of the AMT to an Investor Interestholder, Special Tax Counsel is unable to express an opinion with respect to such issue. In many circumstances, the federal (and state) minimum tax provisions will substantially eliminate the value of IDC and Section 29 Credits for individual taxpayers. Accordingly, any potential investor in the Company should consult his/her own tax advisor to determine the tax consequences to him/her personally of the AMT.

     Possible Changes in Tax Laws

     The statutes, regulations and rules with respect to the tax matters contained in this Supplement and in the Prospectus are constantly subject to change by Congress or by the Department of the Treasury, and the interpretations of such statutes, regulations and rules may be modified or effected by judicial decision or by the Department of the

Supplement No. 2 to the Prospectus of the WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

Dated: January  3, 2000


Treasury. Significant amendments have been made to the Code in recent years and few final regulations have been promulgated pursuant to such amendments to the Code. Additionally, very few rulings have been issued. For example, the tax legislation recently passed by Congress and vetoed by President Clinton contained several provisions which could have materially impacted an Investor Interestholder, both with respect to his investment in the Company and generally. Accordingly, due to the continual changes made by Congress, the Department of the Treasury and the courts with respect to the administration and interpretation of the tax laws, no assurance can be given that the foregoing opinions and interpretations will be sustained or the tax aspects summarized herein or in the Prospectus will prevail and be available to the Investor Interestholders.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.                                                             OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            SEC registration fee .............................................     $ 5,172.41
            NASD filing fee ..................................................       - 0 -
            Accounting fees ..................................................      15,000.00
            Costs of printing and engraving ..................................      50,000.00
            Resident agent's fees and expenses ...............................      - 0 -
            Engineering fees .................................................      - 0 -
            Legal fees .......................................................      55,000.00
            Registration fees ................................................      - 0 -
            Taxes and fees, federal ..........................................      - 0 -
            Taxes and fees, state ............................................      - 0 -
            Transfer agent's fees ............................................      - 0 -
            Miscellaneous ....................................................      - 0 -
                                                                                   ----------
                 Total                                                             $125,172.41
                                                                                   ===========



ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     ss.ss.407 and 408 of the Michigan Limited Liability Company Act provides that a Michigan limited liability company may indemnify and hold harmless any person associated with the company and/or purchase and maintain insurance for the same purpose subject to the restrictions contained therein.

     Sections 3.5 through 3.7 of the Company Operating Agreement provide as follows:

         3.5 Liability of Managing Persons to Company and Interestholders. (a) The Managing Persons shall have no liability to the Company or to any other Interestholder for any loss suffered by the Company that arises out of any action or inaction of those Managing Persons if those Managing Persons, in good faith, determined that such course of conduct was in the Company's best interest and such course of conduct was within the scope of this Agreement and did not constitute negligence or misconduct of the Managing Persons involved.

                  (b) No act of the Company shall be affected or invalidated by the fact that a Managing Person may be a party to or has an interest in any contract or transaction of the Company if the interest of the Managing Person has been disclosed or is known to the Interestholders.

                  (c) To the fullest extent permitted by law and notwithstanding any provision of this Agreement, the Company shall not be liable to any Interestholder nor shall any Managing Person be considered to have breached any fiduciary duty of loyalty to the Company or any Interestholder as the result of any of the following:

                           (1) The retention of a Managing Person as a
                  consultant, agent or adviser to an enterprise in which the Company has an interest;

                           (2) The ownership by a Managing Person of debt,
                  equity or other interests in a venture in which the Company owns or may in the future own an interest or the organization, operation or advising of or the ownership of interests in any entity that may participate in such venture, whether or not the interests of the Managing Person are on terms more or less favorable than


                                      11-1
                  those afforded the Company;

                           (3) The participation by a Managing Person or any
                  entity organized or advised by it in a venture in lieu of the Company's participation or increasing its participation in the venture, whether or not the terms afforded to the Managing Person are more or less favorable than those afforded the Company;

                           (4) Any transactions with Managing Persons or
                  entities in which they have an interest, whether or not the terms of those transactions are determined by costs to the Managing Persons or entities, independent appraisals or comparable third party transactions; or

                           (5) Any other conflict of interest or conflicting
                  duty described in the Prospectus or this Agreement.

     This Section 3.5(c) does not relieve any Managing Person from any duty to exercise appropriate business judgment or care (but which shall not be enhanced by any duty of loyalty), which duty of judgment or care shall be governed by the other provisions of this Agreement, but the taking of any action described in any portion of this Section 3.5(c) shall not in and of itself be considered failure to exercise appropriate judgment or to take the appropriate level of care.

         3.6  Indemnification of Managing Persons.

                  (a) Each Managing Person shall be indemnified from the Company Property against any losses, liabilities, judgments, expenses and amounts paid in settlement of any claims sustained by him in connection with the Company or claims by the Company, in right of the Company or by or in right of any Interestholders, if the Managing Person would not be liable under the standards of Section 3.5. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Managing Person charged did not act in good faith and in a manner that he reasonably believed was in the Company's best interests. To the extent that any Managing Person is successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the Company shall indemnify that Managing Person against the expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

                  (b) Notwithstanding the foregoing, no Managing Person nor any broker-dealer shall be indemnified, nor shall expenses be advanced on its behalf, for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws, unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) those claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee. In any claim for federal or state securities law violations, the party seeking indemnification shall place before the court the positions of the Securities and Exchange Commission, the Massachusetts Securities Division and other state securities administrators to the extent required by them with respect to the issue of indemnification for securities law violations.

                  (c) The Company shall not incur the cost of that portion of any insurance, other than public liability insurance, that insures any person against any liability for which indemnification hereunder is prohibited.

         3.7 General Provisions. The following provisions apply to all rights of indemnification and advances of expenses under this Agreement and all liabilities described in this Article 3:




                                      11-2

                  (a) Expenses, including attorneys' fees, incurred by a Managing Person in defending any action, suit or proceeding may be paid by the Company in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by the recipient to repay such amount if it shall ultimately be determined that it is not entitled to be indemnified by the Company under this Agreement or otherwise.

                  (b) Rights to indemnification and advances of expenses under this Agreement are not exclusive of any other rights to indemnification or advances to which a Managing Person may be entitled, both as to action in a representative capacity or as to action in another capacity taken while representing another.

                  (c) Each Managing Person shall be entitled to rely upon the opinion or advice of or any statement or computation by any counsel, engineer, accountant, investment banker or other person which he believes to be within such person's professional or expert competence. In so doing, he will be deemed to be acting in good faith and with the requisite degree of care unless he has actual knowledge concerning the matter in question that would cause such reliance to be unwarranted.

     Notwithstanding the above, there is no indemnification for losses or expenses arising out of an alleged violation of federal or state securities laws unless there has been a dismissal with prejudice on the merits or a successful adjudication on the merits of each count involving such a violation and the court approves indemnification of litigation costs, or a court approves a settlement and finds that indemnification of the settlement and related costs should be made.


ITEM 15.                   RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 16.                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

         1.1      Form of Soliciting Dealers Agreement*
         3.1      Articles of Association of Wolverine Energy, L.L.C.*
         3.2      By-Laws of Wolverine Energy, L.L.C.*
         4.1      Form of Company Operating Agreement*
         5.1      Form of opinion of Fraser Trebilcock Davis & Foster, P.C.*
         8.1      Form of opinion of Patzik, Frank & Samotny Ltd.*
         10.1     Form of Escrow Deposit Agreement*
         10.2     Form of Turnkey Agreement*
         24.1     Consent of Plante & Moran, LLP*
         24.2     Consent of Fraser Trebilcock Davis & Foster, P.C.+
         24.4     Consent of Patzik, Frank and Samotny Ltd+
         25.1     Power of attorney of George H. Arbaugh, Jr (++, if necessary)

         +        Included in respective opinion
         ++       To be filed by amendment
         *        Included in Prospectus
         *        Previously filed

     (b) Financial statements:

                  None



                                      11-3

ITEM 17.                   UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The registrant undertakes to send to each Investor Interestholder at least on an annual basis a detailed statement of any transactions with the Manager or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the Manager or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

     (5) The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each working intrust in a natural gas development property not identified in the prospectus at such time as there arises a reasonable probability that such working intrust in a natural gas developmnt property will b acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing Investor Interestholders. Each sticker supplement should disclose all compensation and fees received by the Manager and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financials statements meeting the requirements of Rule 3-14 of Regulation S-X only for working interest in a natural gas development properties acquired during the distribution period.

         The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the Limited Partners at least once each quarter after the distribution period of the offering has ended.

     Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, as amended, the undersigned registrant hereby undertakes to file with the Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to the authority conferred in that Section.


                                      11-4

     The registrant undertakes to file an annual report of Form 10-K at the conclusion of the fiscal year in which this registration statement is declared effective.

     The registrant undertakes to file a final Form SR indicating the actual application of the proceeds from this offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act"), may be permitted to directors, officers and controlling persons of Wolverine Energy, L.L.C. (the "Manager"), pursuant to the provisions described hereunder, or otherwise, the Manager has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Manager of expenses incurred or paid by a director, officer or controlling person of the Manager in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Manager will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                      11-5

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to its Registration Statement No. 33-95156 on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Lansing, State of Michigan, on the 15th day of February, 2000.

             WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

             By:  Wolverine Energy, L.L.C.
                  ------------------------
                  Manager




                  By: /s/ George H. Arbaugh, Jr.
                      ---------------------------------------------------------
                      George H. Arbaugh, Jr., President and
                      Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                         Title                          Date
          ---------                         -----                          ----



By:  /s/ George H. Arbaugh, Jr.          President, Chief Executive        February 15, 2000
   --------------------------------      Officer, Chief Accounting
         George H. Arbaugh, Jr.          Officer and sole Director




                                      11-6